Exhibit 99.2

Dear Valued Shareholders,

Given continued disruptions of COVID-19 (COVID) throughout the global economy and commercial real estate, we want to continue to provide you with an update on the performance and net asset value (NAV) of Black Creek Diversified Property Fund (DPF).  We are beginning to see stay-at-home orders and forced business shut-downs starting to shift to safer-at-home orders and businesses are re-opening with social distancing measures and reduced capacity in place.

Amidst this already fraught and unusual time, many U.S. cities have been further impacted by recent nationwide protests and our thoughts go out to all people and communities that have been impacted.  While none of our properties have suffered damage from the social unrest and protests to date,  we are diligently monitoring our buildings and have taken proactive measures to protect our assets and help ensure the safety of our tenants, partners and vendors.

With respect to COVID, we are continuing to assess impacts to our portfolio and commercial real estate more broadly.  As a reminder, our properties have not experienced nearly the same level of stress and valuation declines seen within harder hit sectors in which we are not invested such as hospitality, gaming, student housing, senior housing or shopping malls, nor do we have any investments in real estate securities which have experienced significant volatility.

Against this backdrop, DPF’s total return for the month ending May 31, 2020 was 0.21% comprised of a monthly distribution of $0.03125 per share, which is equivalent to an annualized yield of 5.00%1, and an NAV per share decline of $0.01 to $7.50.  This results in a trailing one-year total return of 8.12% and a 6.68% annualized return since NAV inception with less volatility than stock or bond markets2.

Responsible for overseeing the valuation of over $500 billion of institutional real estate throughout the U.S., our third-party valuation firm, Altus Group (Altus), provides valuations for each of our properties on a monthly basis.  Altus previously made certain COVID-related valuation adjustments within our March and April NAVs that we continue to believe are appropriate. The main driver of our modest NAV per share decline in May was a function of the defensive tactics that we chose to take since the onset of COVID within the U.S.  More specifically, rather than deploying excess cash and net positive capital inflow into new, income producing investments, over the past few months we believed it was prudent to target modestly lower total returns in the near term by operating with higher liquidity and lower leverage than normally, with new acquisitions taking a temporary back seat to asset operations and capital preservation, which we view as critical in times like these.

As the economy continues to reopen and businesses resume operations, we are increasing our focus on new acquisitions, while remaining patient for the right investment opportunities.  With an experienced senior management team in place that has invested and operated through the last three real estate cycles, a strong balance sheet at 32% leverage3 and healthy liquidity levels including $143M4 of cash on hand, we are confident in our ability to execute on compelling new investments, particularly within the multifamily and industrial sectors, with an emphasis on underlying tenancy, credit and durability of income.  While we are not currently seeing meaningful price discounts due to COVID for the types of high quality assets that we are seeking to acquire today, we believe our strong liquidity position should afford us attractive opportunities in a marketplace with less liquidity than before the pandemic.  Consistent with this investment thesis, we are scheduled to close on a $61M class A industrial distribution center in Atlanta, GA with a newly executed, seven-year lease to a nationally recognized, creditworthy tenant later this month that is expected to generate incremental, stable income for DPF5.

Our portfolio remains 93% leased with a weighted average lease term of 4.9 years6, average annual contractual rent escalations of 2.28%7 and an abundance of quality tenants with strong operating histories that are well diversified by industry – all of which we believe create stability and resiliency.

Our asset management team continues to work directly with our tenants facing financial hardship and lost revenue. Across our entire portfolio, approximately 89% of May gross rent payable has been received to date, which is better than our April collections as of a comparable time in early May as well as 2Q2020 projected rent collection assumptions of 85% made within our March and April 2020 NAVs.  Industrial and multifamily sector fundamentals were generally strong leading up to the pandemic and while not immune, we expect them to remain resilient.  Accordingly, we are pleased to have received 96.5% and 96.6% of May gross rents payable for our industrial and multifamily properties, respectively.  May collections within our office holdings were also strong in light of COVID at 95.5%, or slightly better than April office collections.  While various schools of thought are formulating with respect to the future of office which generally offers higher yields than certain other sectors, we continue to believe that our office assets complement our other sector holdings well.  With a modest average tenant size of 8,219 square feet and a 4.5 year weighted average lease term within our office allocation, our focus on multi-tenant, boutique office buildings that provide flexible floor plans in high barrier, suburban locations should position us well to adapt to any shifts in the office sector over time as tenants assess their future space needs. May collections within our retail portfolio are 77.0%, reflective of certain otherwise successful tenants with whom we agreed to April and May rent deferments to be repaid over 2021 given re-openings were expected to be gradual.  As a reminder, less than 10% of our total portfolio is comprised of tenants considered to be non-essential retail.  For comparison, our pre-COVID overall rent collection rate was 99% and based on our asset management team’s active dialogue with our tenants, we expect collections to improve in the near term and many rent deferrals to be repaid assuming the impacts of COVID gradually wane.

Given a confluence of factors impacting daily life and our economic climate we are constantly evaluating associated effects on our portfolio. We remain confident in our investment strategy, management team, property investments and underlying tenant base and believe DPF is well-positioned for success as we navigate through the market volatility.  Most of all, we appreciate the trust you have placed in DPF during these turbulent times.

Forward-Looking Statements

This letter includes certain statements that are intended to be deemed “forward-looking statements” within the meaning of, and to be covered by the safe harbor provisions contained in, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or other similar words or terms and include, without limitation, statements regarding DPF’s ability to successfully navigate through the current economic uncertainty, the resiliency of commercial real estate, DPF’s ability to acquire additional high quality real estate assets, DPF’s ability to continue to collect rent at current levels and to collect any rent abatements over time, the ability of tenants to obtain relief through government stimulus programs and/or insurance and the ability of our advisor’s asset management teams to successfully manage our properties and restructure leases, if necessary. These statements are based on certain assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Among the factors that may cause results to vary are the negative impact of COVID-19 on our financial condition and results of operations being more significant than expected, the negative impact of COVID-19 on our tenants being more significant than expected, general economic and business (particularly real estate and capital market) conditions being less favorable than expected, the business opportunities that may be presented to and pursued by us, changes in laws or regulations (including changes to laws governing the taxation of real estate investment trusts (“REITs”)), risk of acquisitions, availability and creditworthiness of prospective tenants, availability of capital (debt and equity), interest rate fluctuations, competition, supply and demand for properties in current and any proposed market areas in which we invest, our tenants’ ability and willingness to pay rent at current or increased levels, accounting principles, policies and guidelines applicable to REITs, environmental, regulatory and/or safety requirements, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond our control. For a further discussion of these factors and other risk factors that could lead to actual results materially different from those described in the forward-looking statements, see “Risk Factors” under Item 1A of Part 1 of DPF’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent periodic and current reports filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

1 Represents annualized distribution rate for Class I shares. Annualized distribution rate for Class S shares is 4.15%, for class T shares is 4.15%, for class D shares is 4.75% and for Class E shares is 5.00%. Reflects the current month’s distribution annualized and divided by the prior month’s NAV. The amount of distributions DPF may make is uncertain and is not guaranteed.

2 Total returns presented are based on the historical NAV and distributions per share of Class I shares. Performance varies by share class. During the same May 2020 monthly period, Class S shares (without sales load) returned 0.14%, Class S shares (with sales load) returned -3.25%, Class T shares (without sales load) returned 0.14%, Class T shares (with sales load) returned -3.25%, Class D shares returned 0.19%, and Class E shares returned 0.21%. During the same trailing one-year period, Class S shares (without sales load) returned 7.21%, Class S shares (with sales load) returned 3.58%, Class T shares (without sales load) returned 7.21%, Class T shares (with sales load) returned 3.58%, Class D shares returned 7.85%, and Class E shares returned 8.12%. During the same since NAV inception period, Class S shares (without sales load) returned 5.69% annualized, Class S shares (with sales load) returned 5.28% annualized, Class T shares (without sales load) returned 5.69% annualized, Class T shares (with sales load) returned 5.28% annualized, Class D shares returned 6.25% annualized, and Class E shares returned 6.74% annualized.

The historical returns since “NAV inception” show share performance since September 30, 2012, which is when DPF first sold Class A, W and I shares after converting to an NAV REIT on July 12, 2012. Subsequently, as a result of a share restructuring effective as of September 1, 2017, DPF’s outstanding Class A, W and I shares changed to Class T, Class D and a new version of Class I shares, respectively. DPF also created a new Class S share, with the same NAV per share and class-specific expenses as Class T shares. Accordingly, the presented returns of Class T and Class S shares reflect the performance of Class A shares since NAV inception through the restructuring date; the return of Class D shares shown reflects the performance of Class W shares since NAV inception through the restructuring date; and the return of the new version of Class I shares reflects the performance of the prior Class I shares since NAV inception through the restructuring date. In connection with the restructuring, DPF also revised its fee structure with its advisor and dealer manager and its NAV methodology, which will affect returns going forward. Please see DPF’s definitive proxy statement filed with the Securities and Exchange Commission on June 7, 2017, for more information about the fee changes and our pro forma estimates of how those fee changes would have affected returns on DPF shares in the years 2013-2016. Investors in DPF’s fixed price offerings prior to NAV inception on 09/30/12 are likely to have a lower return. Since NAV inception returns are annualized utilizing a compounding method consistent with the IPA Practice Guideline 2018.

The returns have been prepared using unaudited data and valuations of the underlying investments in DPF’s portfolio, which are estimates of fair value and form the basis for DPF’s NAV. Valuations based upon unaudited or estimated reports from the underlying investments may be subject to later adjustments or revisions, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated on any given day.

Measured by standard deviation for the common time period since NAV inception beginning September 30, 2012.  Standard deviation is a measurement of the variability (volatility) of a security, derived from the security’s total returns. The higher the standard deviation, the greater the potential for volatility. DPF: 1.71%; Stocks measured by the S&P 500: 12.94%; Bonds measured by the Barclays Aggregate Bond Index: 3.05%.

3 Calculated as outstanding principal balance of our property-level and corporate-level debt less cash and cash equivalents, divided by the fair value of our real property and debt-related investments (determined in accordance with our valuation procedures). Amounts represent balances as of May 31, 2020.

4 Amount represents cash and cash equivalents on hand as of May 31, 2020.

5 There can be no assurance that we will complete the acquisition of the property under contract.

6 Amount excludes our multi-family properties as the majority of leases at such properties expire within 12 months.

7 Amount excludes our multi-family properties as the majority of leases at such properties expire within 12 months.